AMENDMENT TO RESTAURANT DEVELOPMENT AGREEMENT


         AMENDMENT dated as of February 24, 1999 (the "Amendment"), to that certain RESTAURANT DEVELOPMENT AGREEMENT dated as of March 14, 1997 (the "Development Agreement"), by and among BURGER KING CORPORATION, a company organized under the laws of State of Florida, United States ("BKC"), and INTERNATIONAL FAST FOOD CORPORATION, a company organized under the laws of the State of Florida, United States ("IFFC").

         WHEREAS, pursuant to the Development Agreement, BKC has granted IFFC the right to develop new "Burger King" restaurants in the Republic of Poland;

         WHEREAS, IFFC is the owner of all the issued and outstanding shares (the "IFFP Shares") of International Fast Food Polska S.P. z.o.o. ("IFFP");

         WHEREAS, Citibank (Poland) S.A. ("Citibank") has agreed to provide credit to IFFP in the aggregate amount of U.S. $5,000,000, pursuant to a credit agreement dated February 24, 1999 (the "Credit Agreement");

         WHEREAS, It is a condition to the disbursement of funds under the Credit Agreement that BKC issue a guarantee in favor of Citibank to secure the repayment by IFFP of amounts borrowed under the Credit Agreement (the "Guarantee");

         WHEREAS, in consideration of the Guarantee, IFFC has agreed to grant BKC a perfected security interest in the IFFP Shares to secure BKC's claims which may arise as a result of the payment by BKC of any amounts under the Guarantee;

         WHEREAS, pursuant to a Reimbursement Agreement of even date herewith (the "Reimbursement Agreement") by and among IFFC, IFFP and BKC, IFFC has agreed to reimburse BKC for any payments that it may be required to make to Citibank under the Guarantee, together with related costs, expenses and interest, as more fully said forth herein;

         WHEREAS, pursuant to an Agreement for the Transfer of Title to Share by way of Security dated of even date herewith (the "Security Agreement") by and between IFFC, BKC and IFFP, IFFC has granted BKC a security interest in and to the IFFP Shares, which permits BKC to retain the IFFP Shares in the event that BKC is required to make any payment under the Guarantee and neither IFFC nor IFFP reimburse BKC for the amount of such payment and other items under the Reimbursement Agreement; and

         WHEREAS, in connection with, and in consideration of, the foregoing, BKC and IFFC desire to amend the Development Agreement upon the terms, and subject to the conditions, hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree has follows:

1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Development Agreement.

2. Amendment to Schedule 1. Schedule 1 of the Development Agreement is hereby amended to provide that in each year during the Term of the Development Agreement, commencing January 1, 2000, the Developer shall develop no less than 16 Development Units, of which no fewer than four Development Units in each such year in-line or free-standing restaurants within city centers or shopping mall locations. The Developer may develop Burger King Restaurants at a rate faster

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than the rate specified herein (16 per annum) upon written notice thereof to the
BKC (subject to the following sentence); provided that each Burger King Restaurant is developed in accordance with the franchise and location procedures described herein and in the Development Agreement. If IFFC (or IFFP) notifies
BKC that it intends to build in any year more than 16 Burger King Restaurants, it shall provide BKC such information as BKC may request regarding the management structure of IFFP. If BKC is reasonably satisfied that the management structure of IFFP is sufficiently strong to ensure that the proposed accelerated development and related restaurant operations will meet BKC's required standards, BKC shall not withhold its consent to such development on the basis that IFFP lacks the requisite management breadth to develop such additional restaurants. If in any annual period the total number of Development Units opened is less than the number required for such period (16), but the total number of Development Units opened prior to and during such annual period is equal to or exceeds the required total for the period commencing January 1, 2000 to the end of such annual period, the Developer shall have complied with its obligation. In the event that the foregoing development schedule has not been met, the Development Agreement shall be automatically terminated pursuant to paragraph 7.1(b) of the Development Agreement.

     3. Amendment to Schedule 2. Schedule 2 of the Development Agreement is hereby amended and restated in its entirety as follows:

Time Period for Royalty             Amount of Royalty        Marketing Spendback
-----------------------             -----------------        -------------------

From February 24, 1999 until        3% of Gross Sales        2% of Gross Sales
December 31, 2002

Commencing January 1, 2003          5% of Gross Sales        Not applicable

4. Amendment to Section 5.3.1. Section 5.3.1 of the Development Agreement is hereby amended and restated in its entirety as follows:

"5.3.1 Standard Fees. Each franchise agreement for a Burger King Restaurant to be opened during the term of this Agreement shall provide for a payment of a royalty equal to five percent (5%) of "Gross Sales" (as defined in the form of Franchise Agreement attached as Exhibit C) and for payment of an advertising contribution equal to five percent (5%) of "Gross Sales"."

5. Deferral of Specified Franchise Fees. Franchise Fees in the aggregate amount of $280,000 payable pursuant to Section 5.2 of the Development Agreement with respect to seven Burger King Restaurants scheduled to open in 1999 shall not be payable until December 31, 1999.

6.       Representations and Warranties

         6.1 Representations and Warranties of IFFC, IFFP and Rubinson. IFFC represents and warrants to BKC that:

         (a) Corporate Existence and Qualification. IFFC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. IFFC has all required power and authority to own its properties and to carry on its business as presently conducted.

         (b) Authority, Approval and Enforceability. This Amendment has been duly executed and delivered by IFFC, and IFFC has all requisite power and legal authority to execute and deliver this Amendment, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. This Amendment constitutes the legal, valid and binding obligation of each of IFFC, enforceable in accordance with its terms.

         (c) No Company Defaults or Consents. Neither the execution and delivery of this Amendment nor the effectuation of the transactions contemplated hereby will:

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                           (i) violate or conflict with any of the terms,
conditions or provisions of the certificate of incorporation or bylaws (or similar organizational documents) of IFFC;

                           (ii) violate any legal requirements applicable to
IFFC;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or permit applicable to IFFC;

                           (iv) result in the creation of any lien, charge or
other encumbrance on any property of IFFC (except as expressly contemplated hereby); or

                           (v) require IFFC to obtain or make any waiver,
consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any governmental authority.

         (d) No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of IFFC, threatened, before any governmental authority seeking to restrain such or prohibit its entry into this Amendment, or seeking damages against IFFC or its properties, as a result of the transactions contemplated by this Amendment.

         (e) Disclosure; Due Diligence. This Amendment, when taken as a whole with other documents and certificates furnished by each of IFFC, IFFP or Rubinson to BKC or its counsel have been furnished in good faith and, do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


         7.2 Representations and Warranties by BKC. BKC represents and warrants to IFFC that:

         (a) Corporate Existence and Qualification. BKC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. BKC has all required power and authority to own its properties and to carry on its business as presently conducted.

         (b) Authority, Approval and Enforceability This Amendment has been duly executed and delivered by BKC, and BKC has all requisite power and legal authority to execute and deliver this Amendment, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. This Amendment constitutes the legal, valid and binding obligation of BKC, enforceable in accordance with its terms.

8.       Miscellaneous.

         8.1 Further Assurances. Each of the parties hereto agrees with the other parties hereto that it will cooperate with such other parties and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purposes of this Amendment.

         8.2 Binding on Successors, Transferees and Assigns; Assignment. This Amendment shall be binding upon the parties hereto and their respective successors, transferees and assigns. Notwithstanding the foregoing none of the parties hereto may assign any of its obligations hereunder with the prior written consent of the other parties hereto; provided, that BKC may assign its rights and delegate its duties under this Amendment and the Development Agreement to one or more of its subsidiaries or affiliates.

         8.3 Amendments; Waivers; Conflicts. No amendment to or waiver of any provisions of this Amendment, nor consent to any departure therefrom by any party hereto, shall in any event be effective unless the same shall be in

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writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as amended hereby, the Development Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Development Agreement, this Amendment shall be determinative, and shall control the outcome of any such conflict.

         8.4 No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any right. The remedies herein provided are cumulative and not exclusive of any remedy provided by law.

         8.5 Expenses. IFFC shall pay or reimburse BKC for all of its legal, accounting and other expenses directly related to the consummation of the transactions contemplated hereby, together with the costs and expenses of enforcing any of its rights hereunder.

         8.6 Jurisdiction. Any claim arising out of this Amendment shall be brought in any state or federal court located in Miami-Dade County, Florida, United States. For the purpose of any suit, action or proceeding instituted with respect to any such claim, each of the parties hereto irrevocably submits to the jurisdiction of such courts in Miami-Dade County, Florida, United States. Each of the parties hereto further irrevocably consents to the service of process out of said courts by mailing a copy thereof by registered mail, postage prepaid, to such party and agrees that such service, to the fullest extent permitted by law,
(i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be a valid personal service upon and a personal delivery to it. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in Miami-Dade County, Florida, United States, and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. Notwithstanding the foregoing, at the option of BKC, any claims against IFFP hereunder shall be settled by the Arbitration Court at the Polish Chamber of Commerce with its seat in Warsaw in accordance with its rules, and all such proceedings will be conducted in the English language.

         8.7 Governing Law; Severability. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Florida, United States, without regard to any conflict of law, rule or principle that would give effect to the laws of another jurisdiction.

         8.8 Notices. All notices, requests and other communications to any party hereunder shall be writing (including facsimile transmission or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth on the signature pages below, or at such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be deemed effective when received at the address or facsimile number specified below.

         8.9 Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute one and the same Amendment.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.







                                     INTERNATIONAL FAST FOOD CORPORATION



                                     By:__________________________
                                              Name:
                                              Title:

                                     c/o  Mitchell Rubinson
                                     1000 Lincoln Road, Suite 200
                                     Miami Beach, FL 33139, USA




                                     BURGER KING CORPORATION


                                     By:_________________________
                                              Name:
                                              Title:

                                     c/o  Burger King EMA
                                     Charter Place
                                     Vine Street
                                     Uxbridge, England UB81BZ
                                     Attn:  General Counsel and
                                            Vice President - Financial Affairs


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